PROMISSORY NOTE

US$75,000 August 1, 2013

FOR VALUE RECEIVED, the undersigned, Naked Brand Group Inc., (the “Borrower”) promises to pay without demand on February 1, 2014 (the “Maturity Date”) to the order of Trend Time Development Limited at Room 802, 8-F Jubilee Center, 18 Fenwick Street, Wanchai, Hong Kong (the “Lender”), the principal sum of SEVENTY-FIVE THOUSAND DOLLARS ($75,000) in lawful money of United States of America (the “Principal Amount”) plus any accrued and unpaid interest in the manner specified below.

The Borrower further agrees as follows:

1.	Interest. The Principal Amount of this Promissory Note (the “Note”) outstanding from time to time shall bear interest at the rate of 10% per annum.

2.	Due and Payable. The Borrower shall pay the Principal Amount plus any accrued and unpaid interest on the Maturity Date.

3.	Prepayment. The Borrower shall be entitled to prepay all or any part of the indebtedness evidenced by this Note without notice, bonus or penalty.

4.
Waiver, Etc. The Borrower hereby waives presentment, notice of dishonour, protest and notice of protest. No failure or delay by the Lender in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right exclude other further exercise thereof or the exercise of any other right.

5.	Enurement. This Note shall be binding upon and enure to the benefit of the Borrower and the Lender and their respective successors and permitted assigns.

6.	Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

NAKED BRAND GROUP INC.

Per:           /s/ Alex McAulay
                 Authorized Signatory